Exhibit 99.1

Nobility Homes, Inc. Receives NASDAQ Notice of Non-Compliance;

Intends to Request a Hearing

Ocala, FL, March 29, 2012 — Nobility Homes, Inc. (NASDAQ: NOBH) announced today that it received letters from the staff of the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Form 10-Q reports for the periods ended August 6, 2011 and February 4, 2012 (the “Form 10-Qs”) and Form 10-K for the year ended November 5, 2011 (the “Form 10-K) with the Securities and Exchange Commission (the “SEC”). As a result of these filing delays, the Staff’s letter indicated that trading in the Company’s securities would be suspended unless the Company timely requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) and requests that the Panel stay any suspension action pending the conclusion of the hearing process.

Accordingly, the Company intends to timely request a hearing before the Panel. In connection with that request, the Company will ask that the Panel extend the stay of the suspension action until the conclusion of the hearing process. Pursuant to the NASDAQ Listing Rules, the Panel has the discretion to extend the stay of the suspension action and to grant the Company continued listing pending its return to compliance for a period of time not to exceed September 19, 2012.

The Company is reviewing its accounting treatment regarding valuation of its inventory of pre-owned manufactured homes for prior reporting periods with the staff of the SEC. Until the SEC staff has completed its review of the Company’s accounting treatment, the Company is unable to file the Form 10-Qs and Form 10-K.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to statements regarding the Company’s ability to appeal the suspension and delisting initiated by The NASDAQ Stock Market. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.